October 15, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of The Children’s Place Retail Stores, Inc. Form 8-K dated October 9, 2007 and filed with the Securities and Exchange Commission on October 15, 2007, and have the following comments:

1.	We agree with the statements made in first 11 paragraphs in section (a) and the fourth, fifth and sixth paragraphs in section (b) of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in the last paragraph in section (a) and the first three paragraphs in section (b) of Item 4.01.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP